CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION OF
VOLKSWAGEN AUTO LEASE UNDERWRITTEN FUNDING, LLC
     Volkswagen Auto Lease Underwritten Funding, LLC (hereinafter called the “Company”), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:
     1. The name of the limited liability company is:
Volkswagen Auto Lease Underwritten Funding, LLC
     2. Article I of the Certificate of Formation of the Company is hereby amended to read in its entirety as follows:
“ARTICLE I
     The name of the limited liability company is Volkswagen Auto Lease/Loan Underwritten Funding, LLC (hereinafter referred to as the “Company”).”

     Executed on this 15th day of December 2006.

By:	/s/ MARIA L. TARARO
	Name:	Maria L. Tararo
	Title:	Authorized Person